UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 25, 2023

CIVISTA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-36192	34-1558688
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870 (Address of principal executive offices)

Registrant’s telephone number, including area code: (419) 625-4121

Not Applicable

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	CIVB	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2023, upon the unanimous recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Civista Bancshares, Inc. (“Civista”) increased the size of the Board from ten directors to fourteen directors, thereby creating four vacancies on the Board, and appointed John O. Bacon, Clyde A. Perfect, Jr., Nathan Weaks and Gerald B. Wurm to the Board to fill the vacancies. Each of the newly-appointed directors will serve as a director of Civista for an initial term ending at Civista’s 2024 Annual Meeting of Shareholders. The newly-appointed directors previously served as directors of Civista’s subsidiary, Civista Bank, and will continue to also serve as directors of Civista Bank following their appointment to the Board of Civista. Certain information regarding each of the newly-appointed directors of Civista is provided below.

John O. Bacon is President and CEO of The Mack Iron Works Company, a family-owned fabrication business founded in 1901 and located in Sandusky, Ohio. Mr. Bacon also serves as Chair Emeritus of Firelands Health and the Erie County Community Foundation. Mr. Bacon has served as a director of Civista Bank since 2005 and also previously served as a director of Civista from 2007 to 2011. Mr. Bacon was appointed to serve on the Compensation, Benefits and Liability Committee and the Audit Committees of the Board effective July 25, 2023.

Clyde A. “Chip” Perfect, Jr. is President and CEO of Perfect North Slopes and Timberline Snow Company, an alpine skiing resort in Southeastern Indiana. Mr. Perfect has also served as an Indiana State Senator (District 43) since 2014 and serves on the Commerce and Technology, Utilities, Agriculture, Natural Resources, Pensions and Labor, and Tax & Fiscal Policy Committees of the Indiana Senate. Mr. Perfect has served as a director of Civista Bank since 2022. Mr. Perfect was appointed to serve on the Nominating and Corporate Governance Committee and the Risk Committee of the Board effective July 25, 2023.

Nathan Weaks is President of Automatic Feed Company, located in Napoleon, Ohio, which is engaged in the design and manufacture of coil processing and automation systems for the automotive and metal processing industry. Mr. Weaks previously served as a director of Henry County Bank from 2017 to 2022. Mr. Weaks has served as a director of Civista Bank since 2022. Mr. Weaks was appointed to serve on the Audit Committee and the Risk Committee of the Board effective July 25, 2023.

Gerald B. Wurm is President of Wurm’s Woodworking Co., located in New Washington, Ohio, which is engaged in the fabrication of wood, polymer and vacuum formed plastic products for various industries, and also President of Creative Plastics International, Inc., located in Jackson Center, Ohio, which is engaged in the precision fabrication of plastics, thermoforming, vacuum forming, and pressure forming. Mr. Wurm has served as a director of Civista Bank since 2004 and also previously served as a director of Civista from 2007 to 2011. Mr. Wurm was appointed to serve on the Compensation, Benefits and Liability Committee and the Audit Committee of the Board effective July 25, 2023.

As a non-employee director of Civista and Civista Bank, each of the newly-appointed directors will receive compensation on the same basis as the other non-employee directors receive for their service on the Civista and Civista Bank Boards of Directors and the respective committees of the Civista and Civista Bank Boards of Directors.

The Board has determined that each of the newly-appointed directors currently qualifies as an “independent director” under applicable NASDAQ rules. The Board has further determined that none of the newly-appointed directors nor any of their respective immediate family members has had (or proposes to have) a direct or indirect interest in any transaction in which Civista or any of Civista’s subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of SEC Regulation S-K. Notwithstanding the foregoing, during the fiscal year ended December 31, 2022 and the period from January 1, 2023 through the date of this Current Report on Form 8-K, the newly-appointed directors, members of their immediate families and entities with which they are affiliated, were customers of and had banking relationships with Civista Bank in the ordinary course of business and in compliance with applicable federal state laws and regulations. It is expected that similar banking transactions and relationships will be entered into and exist in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Civista Bancshares, Inc.
(Registrant)

Date: July 26, 2023	/s/ Todd A. Michel
Todd A. Michel,
Senior Vice President and Controller